UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 27, 2022

Astrotech Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34426	91-1273737
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2105 Donley Drive, Suite 100, Austin, Texas		78758
(Address of Principal Executive Offices)		(Zip Code)

(512) 485-9530
Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.001 per share	ASTC	NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on April 25, 2022, Astrotech Corporation (the “Company”) notified the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) of noncompliance with Nasdaq Listing Rules 5605(b)(1) and 5605(c)(2)(A), which require the Company to maintain a majority independent board of directors and the audit committee to be comprised of a minimum of three independent directors, respectively. Also, as previously disclosed, the Company received a letter from Nasdaq on April 27, 2022, acknowledging the Company’s noncompliance and informing the Company of its entitlement to cure periods to regain compliance with such Nasdaq listing rules. On June 27, 2022, the Company received a letter from Nasdaq indicating that, based on the appointment of Jim Becker to the Company’s Board of Directors and Audit Committee thereof, effective as of June 20, 2022, the Company had regained compliance with Nasdaq Listing Rules 5605(b)(1) and 5605(c)(2)(A) and that the matter is now closed.

In addition, as previously disclosed, on December 21, 2021, the Company received a deficiency letter from Nasdaq indicating that, based upon the closing bid price of the Company’s common stock over the preceding 30 consecutive business days, the Company did not meet the minimum bid price of $1.00 per share (the “Bid Price Requirement”) required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2). The letter indicated that the Company had a period of 180 calendar days, or until June 20, 2022 (the “First Compliance Period”), in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A) by having the Company’s common stock meet a closing bid price of at least $1.00 for a minimum of ten consecutive business days during the First Compliance Period.

The Company determined that it would not be in compliance with the minimum Bid Price Requirement by June 20, 2022. As a result, the Company notified Nasdaq and applied for an extension of the compliance period, as permitted under the original notification. In the application, the Company indicated that it met the continued listing requirement for market value of publicly-held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the minimum closing bid price requirement, and provided written notice of its intention to cure the deficiency during the second compliance period of an additional 180 days by effecting a reverse stock split, if necessary. On June 27, 2022, the Company received notification from Nasdaq that the date to achieve compliance has been extended an additional 180 days until December 19, 2022 (the “Second Compliance Period”). The Company plans to carefully assess potential actions to regain compliance during the Second Compliance Period.

To regain compliance, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of ten consecutive business days during the Second Compliance Period. If the Company fails to regain compliance on or prior to December 19, 2022, the Company’s stock will be delisted by Nasdaq, unless the Company timely appeals for a hearing before a Nasdaq Hearings Panel. The request for a hearing will stay any suspension or delisting action pending the issuance of the decision of the Nasdaq Hearings Panel following the hearing and the expiration of any additional extension granted by the Nasdaq Hearings Panel.

There continues to be no immediate effect on the listing of the Company’s common stock, which continues to trade on The Nasdaq Capital Market under the symbol “ASTC.” However, there can be no assurance that the Company will be able to regain compliance with the Bid Price Requirement under Nasdaq Listing Rule 5550(a)(2).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Astrotech Corporation

By:	/s/ Thomas B. Pickens III

Name:	Thomas B. Pickens III

Title:	Chairman of the Board and Chief Executive Officer

Date: July 1, 2022